Exhibit 5.1
425 LEXINGTON AVENUE NEW YORK, NY 10017

TELEPHONE: +1-212-455-2000 FACSIMILE: + 1-212-455-2502

February 17, 2021

EJF Acquisition Corp.

2107 Wilson Boulevard, Suite 410

Arlington, Virginia 22201

Ladies and Gentlemen:

We have acted as counsel to EJF Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of (a) 25,000,000 units of the Company (the “Firm Units”), each such Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (each share, an “Ordinary Share”), and one-third of one warrant of the Company (each whole warrant, a “Warrant”), each Warrant entitling the holder thereof to purchase one Ordinary Share as specified in the Registration Statement; (b) up to 3,750,000 additional Units (the “Option Units” and, together with the Firm Units, the “Units”) pursuant to the over-allotment option set forth in the Underwriting Agreement (as defined below); and (c) all Ordinary Shares and all Warrants to be issued as part of the Units as specified in the Registration Statement. The Units, the Warrants and the Ordinary Shares are together referred to herein as the “Securities.”

We have examined the Registration Statement and the forms of Unit certificate and Warrant certificate, the Underwriting Agreement (the “Underwriting Agreement”) to be entered into between the Company and UBS Securities LLC and Barclays Capital Inc., as underwriters, and the Warrant Agreement (the “Warrant Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, as warrant agent, each of which have been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the Underwriting Agreement and the Warrant Agreement will be the valid and legally binding obligation of each party thereto other than the Company.

In rendering the opinions set forth below, we have assumed further that, (1) the Company is validly existing and in good standing under the law of the Cayman Islands and each of the Underwriting Agreement, the Warrant Agreement and the Securities has been duly authorized, executed and delivered by the Company in accordance with the Amended and Restated Memorandum and Articles of Association (the “Articles”), (2) the execution, delivery, issuance and performance, as applicable, by the Company of the Underwriting Agreement, the Warrant Agreement and the Securities will not constitute a breach or violation of the Articles or violate the law of the Cayman Islands and (3) the execution, delivery, issuance and performance, as applicable, by the Company of the Underwriting Agreement, the Warrant Agreement and the Securities will not constitute a breach or default under any agreement or instrument which is binding upon the Company (except that no such assumption is made with respect agreements or instruments governed by the law of the State of New York).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.    With respect to the Units, upon (a) the due execution, authentication, issuance and delivery thereof and (b) payment for such Units in accordance with the Underwriting Agreement, such Units will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.    With respect to the Warrants, upon (a) the due execution, authentication, issuance and delivery of the Units and (b) and the payment for such Units in accordance with the Underwriting Agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible application of foreign laws or foreign governmental or judicial action affecting creditors’ rights. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 9.9 of the Warrant Agreement relating to the severability of provisions of the Warrant Agreement.

In connection with the provisions the Warrant Agreement whereby the parties submit to the jurisdiction of the courts of the States of New York or the United States District Court for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Warrant Agreement that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP